Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into effective the 17th day of August,  2006, by and between FAMILY DOLLAR STORES, INC., a Delaware corporation (hereinafter referred to as the “Company”); and R. JAMES KELLY (hereinafter referred to as the “Employee”);

WHEREAS, the Company and Employee are currently parties to that certain Employment Agreement effective as of August 18, 2005 (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to amend such Employment Agreement to reflect changes in the Employee’s position with the Company; and

WHEREAS, the Company and Employee further desire to amend such Employment Agreement to ensure compliance with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Employee agree as follows:

1.                  Paragraph 3 of the Employment Agreement shall be amended its entirety to read as follows:

3.  Duties and Responsibilities.  The Employee shall be employed as President and Chief Operating Officer of the Company and shall perform such reasonable duties and responsibilities as the Chairman of the Company or Board of Directors of the Company or the Chief Executive Officer of the Company may, from time to time, assign to the Employee.  The Employee agrees to accept this employment and to devote his full time and attention and his best efforts, ability and fidelity to the performance of the duties attaching to such employment.  In addition, the Employee shall serve as a director and officer of the Company and any corporation in the Group, if appropriately elected.  During the period of his employment, the Employee shall not, for remuneration or profit, directly or indirectly, render any service to, or undertake any employment for, any other person, firm or corporation, whether in an advisory or consulting capacity or otherwise, without first obtaining the written consent of the Company.

2.                  The following paragraph 12 shall be added to the Employment Agreement:

12.  Compliance with Code Section 409A.  This Agreement is intended to comply with Code Section 409A.  Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.  In that regard, the payment of any amounts under this Agreement that are subject to Code Section 409A in connection with the Executive’s termination of employment shall not be made earlier than six (6) months after the Executive’s date of termination to the extent required by Code Section 409A(a)(2)(B)(i).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in triplicate, all as of the day and year first above written.

	By:	/s/Janet G. Kelley
	Title:	/s/Senior Vice President,
General Counsel & Secretary

Attest:
/s/Janice Burris
Asst. Secretary

EMPLOYEE

/s/R. James Kelly
R. JAMES KELLY

Witness:

/s/Janice Burris